Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INSIGHT COMMUNICATIONS COMPANY, INC.

ARTICLE ONE

NAME

The name of the Corporation is INSIGHT COMMUNICATIONS COMPANY, INC.

ARTICLE TWO

REGISTERED OFFICE

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle and the name of the registered agent of the Corporation in the State of Delaware at such address is Lexis Document Services Inc.

ARTICLE THREE

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be incorporated under the DGCL.

ARTICLE FOUR

CAPITAL STRUCTURE

4.1                                 Authorized Shares.  The total number of shares of capital stock which the Corporation shall have the authority to issue is 82,100,000 shares, of which 67,000,000 shares shall be preferred stock having a par value of $0.01 per share and 15,100,000 shares shall be common stock having a par value of $0.01 per share.  Initially, the capital stock shall consist of the following seven series:

(a)                                  1,000,000 shares of Series A Voting Preferred Stock, par value $0.01 per share (“Series A Voting Preferred Stock”);

(b)                                 1,000,000 shares of Series B Voting Preferred Stock, par value $0.01 per share (“Series B Voting Preferred Stock”, and together with Series A Voting Preferred Stock, “Voting Preferred Stock”);

(c)                                  15,000,000 shares of Series C Non-Voting Preferred Stock, par value $0.01 per share (“Series C Non-Voting Preferred Stock”);

(d)                                 50,000,000 shares of Series D Non-Voting Preferred Stock, par value $0.01 per share (“Series D Non-Voting Preferred Stock”, and together with Series A Voting Preferred Stock, Series B Voting Preferred Stock and Series C Non-Voting Preferred Stock, “Preferred Stock”);

(e)                                  5,000,000 shares of Series E Non-Voting Common Stock, par value $0.01 per share (“Series E Non-Voting Common Stock”), which shares of Series E Non-Voting Common Stock shall be issued pursuant to subscription or like documentation specifying, for each share or group of such shares issued, the amount of cash and other assets that must previously have been distributed in respect of each share of Series C Non-Voting Preferred Stock and of Series D Non-Voting Preferred Stock before such share or group of shares is entitled to participate in distributions (each such level a “Participation Level”) ;

(f)                                    100,000 shares of Series F Non-Voting Common Stock, par value $0.01 per share (“Series F Non-Voting Common Stock”, and together with Series E Non-Voting Common Stock, “Non-Voting Common Stock”); and

(g)                                 10,000,000 shares of Series G Voting Common Stock, par value $0.01 per share (“Final Reclassification Common Stock”, and together with Non-Voting Common Stock, “Common Stock”).

4.2                                 Issuance of Additional Equity Securities.  The Board is hereby authorized to cause the Corporation from time to time to issue to Holders of Equity Securities or other Persons additional Equity Securities in the Corporation in one or more series, with such designations, preferences and relative, participating, optional or other special rights, including voting rights, and such powers and duties, all as shall be determined by the Board in the resolution or resolutions providing for the establishment of such additional Equity Securities, and no Holder of any Equity Securities shall have consent rights whatsoever with respect to the terms or issuance of any such additional Equity Securities; provided that the affirmative vote of at least seven directors of the Board (or eight directors if the number of directors constituting the Board has been increased to ten pursuant to Section 8.1(a)) shall be required to change or modify the Equity Securities of the Corporation, including, without limitation, to designate or issue any new series of preferred stock or common stock of the Corporation pursuant to this Section 4.2.

ARTICLE FIVE

PREFERRED STOCK

5.1                                 Rights and Restrictions.

(a)                                  Voting Rights.  Holders of shares of Preferred Stock shall have no voting rights, except as set forth below or as expressly required by applicable law.

(i)                                     Except as otherwise expressly specified in this Certificate of Incorporation, Holders of Series A Voting Preferred Stock and Holders of Series B Voting Preferred Stock shall vote as a single class on all matters submitted to a vote of the stockholders of the Corporation.

(ii)                                  Holders of Series A Voting Preferred Stock, voting as a separate class, shall have the exclusive right to nominate and elect five directors (the “Series A Directors”), to be elected at any meeting of the stockholders of the Corporation at which Series A Directors are permitted to be elected, or as otherwise permitted under the by-laws of the Corporation.  At least two of the Series A Directors must be Independent Directors.  Notwithstanding the foregoing, in the event that the number of directors constituting the Board is increased to ten pursuant to Section 8.1(a), Holders of Series A Voting Preferred Stock shall be entitled to elect seven directors, one of whom must be the replacement CEO and three of whom must be Independent Directors.  In the event of any vacancy created by the departure of a Series A Director for any reason, any replacement for such departing Series A Director shall be designated and elected by Holders of Series A Voting Preferred Stock.  In the event of any vacancy created by the departure of a Series A Director who is also an Independent Director, any replacement for such departing Series A Director shall be an Independent Director.

(iii)                               Holders of Series B Voting Preferred Stock, voting as a separate class, shall have the exclusive right to nominate and elect four directors (the “Series B Directors”), to be elected at any meeting of the stockholders of the Corporation at which Series B Directors are permitted to be elected, or as otherwise permitted under the by-laws of the Corporation.  At least one of the Series B Directors must be an Independent Director.  Notwithstanding the foregoing, in the event that the number of directors constituting the Board is increased to ten pursuant to Section 8.1(a), Holders of Series B Voting Preferred Stock shall be entitled to elect three directors, none of whom shall be required to be an Independent Director.  In the event of any vacancy created by the departure of a Series B Director for any reason, any replacement for such departing Series B Director shall be designated and elected by Holders of Series B Voting Preferred

Stock.  In the event of any vacancy created by the departure of a Series B Director who is also an Independent Director, any replacement for such departing Series B Director shall be an Independent Director.

(iv)                              In exercising any vote permitted by the foregoing, each outstanding share of Series A Voting Preferred Stock and Series B Voting Preferred Stock permitted to vote shall be entitled to one vote.

(v)                                 Holders of Series C Non-Voting Preferred Stock shall be entitled to vote as a class on, and the affirmative vote of a majority in interest of such Holders voting as a class shall be required for, the adoption of any amendment to this Certificate of Incorporation that would materially and adversely affect the rights, privileges or preferences of the Series C Non-Voting Preferred Stock set forth in this Certificate of Incorporation.  For the avoidance of doubt, the voting rights of Holders of the Series C Non-Voting Preferred Stock are limited to the sole right to vote on any such amendment to the Certificate of Incorporation, and such Holders shall have no other voting or consent rights of any nature whatsoever other than as may be required under the DGCL.

(vi)                              Holders of Series D Non-Voting Preferred Stock shall be entitled to vote as a class on, and the affirmative vote of a majority in interest of such Holders voting as a class shall be required for, the adoption of any amendment to this Certificate of Incorporation that would materially and adversely affect the rights, privileges or preferences of the Series D Non-Voting Preferred Stock set forth in this Certificate of Incorporation.  For the avoidance of doubt, the voting rights of Holders of the Series D Non-Voting Preferred Stock are limited to the sole right to vote on any such amendment to the Certificate of Incorporation, and such Holders shall have no other voting or consent rights of any nature whatsoever other than as may be required under the DGCL.

(b)                                 Legend.  Each certificate representing a share of Preferred Stock shall be endorsed with the legend set forth in Section 12(e) of the Securityholders Agreement and any other legends required by applicable securities laws.  At such time, if ever, as the restrictions on transfer of the shares of Preferred Stock represented by such certificate set forth in the legend on such certificate shall become inapplicable, upon surrender by the Holder of such legended certificate representing shares of Preferred Stock, the Corporation shall cause to be delivered to such Holder a certificate for its shares of Preferred Stock that does not bear the restrictive legend.

ARTICLE SIX

COMMON STOCK

6.1                                 Rights and Restrictions.

(a)                                  Voting Rights.  Holders of shares of Common Stock shall have no voting rights, except as set forth below or as expressly required by applicable law.

(i)                                     Holders of Series E Non-Voting Common Stock shall be entitled to vote as a class on, and the affirmative vote of a majority in interest of such Holders voting as a class shall be required for, the adoption of any amendment to this Certificate of Incorporation that would materially and adversely affect the rights, privileges or preferences of the Series E Non-Voting Common Stock set forth in this Certificate of Incorporation.  For the avoidance of doubt, the voting rights of Holders of the Series E Non-Voting Common Stock are limited to the sole right to vote on any such amendment to the Certificate of Incorporation and such Holders shall have no other voting or consent rights of any nature whatsoever other than as may be required under the DGCL.

(ii)                                  Holders of Series F Non-Voting Common Stock shall be entitled to vote as a class on, and the affirmative vote of a majority in interest of such Holders voting as a class shall be required for, the adoption of any amendment to this Certificate of Incorporation that would materially and adversely affect the rights, privileges or preferences of the Series F Non-Voting Common Stock set forth in this Certificate of Incorporation.  For the avoidance of doubt, the voting rights of Holders of the Series F Non-Voting Common Stock are limited to the sole right to vote on any such amendment to the Certificate of Incorporation and such Holders shall have no other voting or consent rights of any nature whatsoever other than as may be required under the DGCL.

(iii)                               Holders of Final Reclassification Common Stock shall vote as a single class on all matters submitted to a vote of the stockholders of the Corporation, and in any such vote each share of Final Reclassification Common Stock shall be entitled to one vote.  Holders of Final Reclassification Common Stock shall be entitled to vote as a class on, and the affirmative vote of a majority in interest of such Holders voting as a class shall be required for, the adoption of any amendment to this Certificate of Incorporation that would materially and adversely affect the rights, privileges or preferences of the Final Reclassification Common Stock set forth in this Certificate of Incorporation.

(b)                                 Legend.  Each certificate representing a share of Common Stock shall be endorsed with the legend set forth in Section 12(e) of the Securityholders Agreement and any other legends required by applicable securities laws.  At such time, if ever, as the restrictions on transfer of the shares of Common Stock represented by such certificate set forth in the legend on such certificate shall become inapplicable, upon surrender by the Holder of such legended certificate representing shares of Common Stock, the Corporation shall cause to be delivered to such Holder a certificate for its shares of Preferred Stock that does not bear the restrictive legend.

ARTICLE SEVEN

DISTRIBUTIONS IN LIQUIDATION; OTHER DISTRIBUTIONS

7.1                                 Distributions in Liquidation.  Cash and other assets available for distribution to the stockholders of the Corporation upon a liquidation of the Corporation shall be distributed as follows and in the following order of priority:

(i)                                     First, such cash and other assets shall be distributed 100% to Holders of Series A Voting Preferred Stock and Series B Voting Preferred Stock, pro rata in proportion to the number of such shares held, until there shall have been distributed under this Section 7.1 and under Section 7.2 an aggregate amount in respect of each share of Series A Voting Preferred Stock and Series B Voting Preferred Stock equal to $0.01;

(ii)                                  Second, such cash and other assets shall be distributed 100% to Holders of Series C Non-Voting Preferred Stock and Series D Non-Voting Preferred Stock, pro rata in proportion to the number of such shares held, until there shall have been distributed under this Section 7.1 and under Section 7.2 an aggregate amount in respect of each share of Series D Non-Voting Preferred Stock equal to $11.75;

(iii)                               Third, such cash and other assets shall be distributed 100% to Holders of Series C Non-Voting Preferred Stock and Series D Non-Voting Preferred Stock and, as of and following such time as such distributions reach levels that cause Participation Levels for particular shares of Series E Non-Voting Common Stock to be achieved, to the Holders of such shares of Series E Non-Voting Common Stock for which Participation Levels have been achieved, pro rata in proportion to the number of such shares held by each Holder, until there shall have been distributed under this Section 7.1 and under Section 7.2 an aggregate amount in respect of each share of Series D Non-Voting Preferred Stock sufficient to generate an internal rate of return on the capital invested in Series D Non-Voting Preferred Stock (which amount of capital is $11.75 per share) equal to 10% per annum, compounded annually (computed from the dates that the capital was initially invested in the Corporation until the dates distributions are made pursuant to this Section 7.1 and Section 7.2);

(iv)                              Fourth, such cash and other assets shall be distributed (x) 95% to Holders of Series C Non-Voting Preferred Stock and Series D Non-Voting Preferred Stock and, as of and following such time as such distributions reach levels that cause Participation Levels for particular shares of Series E Non-Voting Common Stock to be achieved, to the Holders of such shares of Series E Non-Voting Common Stock for which Participation Levels have been achieved, pro rata in proportion to the number of such shares held by each Holder, and (y) 5% to Holders of Series F Non-Voting Common Stock pro rata in proportion to the number of  such shares held by each Holder, until there shall have been distributed under this Section 7.1 and under Section 7.2 an aggregate amount in respect of each share of Series D Non-Voting Preferred Stock sufficient to generate an internal rate of return on the capital invested in Series D Non-Voting Preferred Stock (which amount of capital is $11.75 per share) equal to 15% per annum, compounded annually (computed from the dates that the capital was initially invested in the Corporation until the dates distributions are made pursuant to this Section 7.1 and Section 7.2);

(v)                                 Fifth, such cash and other assets shall be distributed (x) 90% to Holders of Series C Non-Voting Preferred Stock and Series D Non-Voting Preferred Stock and, as of and following such time as such distributions reach levels that cause Participation Levels for particular shares of Series E Non-Voting Common Stock to be achieved, to the Holders of such shares of Series E Non-Voting Common Stock for which Participation Levels have been achieved, pro rata in proportion to the number of such shares held by each Holder, and (y) 10% to Holders of Series F Non-Voting Common Stock pro rata in proportion to the number of  such shares held by each Holder, until there shall have been distributed under this Section 7.1 and under Section 7.2 an aggregate amount in respect of each share of Series D Non-Voting Preferred Stock sufficient to generate an internal rate of return on the capital invested in Series D Non-Voting Preferred Stock (which amount of capital is $11.75 per share) equal to 20% per annum, compounded annually (computed from the dates that the capital was initially invested in the Corporation until the dates distributions are made pursuant to this Section 7.1 and Section 7.2);

(vi)                              Sixth, such cash and other assets shall be distributed (x) 85% to Holders of Series C Non-Voting Preferred Stock and Series D Non-Voting Preferred Stock and, as of and following such time as such distributions reach levels that cause Participation Levels for particular shares of Series E Non-Voting Common Stock to be achieved, to the Holders of such shares of Series E Non-Voting Common Stock for which Participation Levels have been achieved, pro rata in proportion to the number of such shares held by each Holder, and (y) 15% to Holders of Series F Non-Voting Common Stock pro rata in proportion to the number of  such shares held by each Holder, until there shall have been distributed under this Section 7.1 and under Section 7.2 an aggregate amount in respect of each share of Series D Non-Voting Preferred Stock sufficient to generate an internal rate of return on the capital invested in Series D Non-Voting Preferred Stock (which amount of capital is $11.75 per share) equal to 25% per annum, compounded annually (computed from the dates that the capital was initially invested in the Corporation until the dates distributions are made pursuant to this Section 7.1 and Section 7.2); and

(vii)                           Thereafter, such cash and other assets shall be distributed (x) 75% to Holders of Series C Non-Voting Preferred Stock and Series D Non-Voting Preferred Stock and, as of and following such time as such distributions reach levels that cause Participation Levels for particular shares of Series E Non-Voting Common Stock to be achieved, to the Holders of such shares of Series E Non-Voting Common Stock for which Participation Levels have been achieved, pro rata in proportion to the number of such shares held by each Holder, and (y) 25% to Holders of Series F Non-Voting Common Stock pro rata in proportion to the number of  such shares held by each Holder.

7.2                                 Other Distributions.  Cash and other assets available for distribution to the stockholders of the Corporation other than in liquidation of the Corporation shall be distributed in the order of priority specified in Section 7.1(i), (ii) and (iii), except that no such cash or other assets shall be distributed in excess of the amount that would complete the distributions contemplated by Sections 7.1(i), (ii) and (iii) without the consent of a majority in interest of the Holders of the Series F Non-Voting Common Stock.  If such consent is granted, any such distributions shall continue to be made as specified in  Section 7.1(iii) notwithstanding the fact that such distributions would increase the internal rate of return beyond 10%.  In the event that any such excess distributions under Section 7.1(iii) are made under this Section, distributions made thereafter in liquidation of the Corporation shall be adjusted to cause the aggregate distributions made by the Corporation (taking into account all distributions previously made) to conform to the order of priority set forth in Section 7.1.

7.3                                 Certain Matters Relating to Distributions.

(a)                                  Notwithstanding any provision to the contrary contained in this Certificate of Incorporation, the Corporation shall not make any distribution that would violate any provision of the DGCL or other applicable law.

(b)                                 In the event of a distribution of property, the amount distributed shall be deemed to be the fair market value of such property for all purposes of the calculations under Sections 7.1 and 7.2.

(c)                                  Notwithstanding anything herein to the contrary, following the conversion of all capital stock of the Corporation into Final Reclassification Common Stock, all distributions shall be made among the Holders of Final Reclassification Common Stock in proportion to the number of such shares held by each Holder.

ARTICLE EIGHT

BOARD OF DIRECTORS

8.1                                 Generally.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

(a)                                  Number of Directors.  The number of directors constituting the Board shall initially equal nine, comprised of five Series A Directors and four Series B Directors; provided that if the Chief Executive Officer of the Corporation (the “CEO”) serving in such capacity on the date this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware ceases to serve in such capacity and is replaced by a replacement CEO, at the option of a majority in interest of the Holders of the Series A Voting Preferred Stock, either (i) the replacement CEO will become a Series A Director, replacing one of the Series A Directors who is not an Independent Director, or (ii) the number of directors constituting the Board shall be increased to ten, the replacement CEO will be elected as a fourth Series A Director who is not an Independent Director and will be assigned to Class I, and upon the resignation or expiration of the term of the Series B Director who is an Independent Director such director will be replaced by an Independent Director elected by the Holders of the Series A Voting Preferred Stock in accordance with Section 5.1(a)(ii)-(iii), and thereafter all of the Class III directors will be elected by the holders of the Series A Voting Preferred Stock.

(b)                                 Classification.  The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III.  Membership in such classes shall be as nearly equal in number as possible and, subject to Section 8.1(a), each class shall have at least one Series A Director and one Series B director.  Class I shall initially be comprised of Michael S. Willner, Dinni Jain and James A. Attwood, Jr., Class II shall be initially comprised of Sidney R. Knafel, William E. Kennard and Michael J. Connelly, and Class III shall be initially comprised of the remaining directors.  The term of office of the initial Class I directors shall expire at the annual election of directors by Holders of Voting Preferred Stock in 2006; the term of office of the initial Class II directors shall expire at the annual election of directors by Holders of Voting Preferred Stock in 2007; the term of office of the initial Class III directors shall expire at the annual election of directors by Holders of Voting Preferred Stock in 2008, or, in each case, thereafter when their respective successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. At each succeeding annual election of directors by Holders of Voting Preferred Stock beginning in 2006, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term expiring at the third succeeding annual election of directors by Holders of Voting Preferred Stock, or thereafter when their respective successors in each case are elected and qualified.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(c)                                  Resignations.  Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such director, to the CEO or the secretary of the Corporation.  Unless otherwise specified therein, such resignation shall take effect upon delivery.  The process for designating a replacement to fill such vacancy in the Board shall be governed by the provisions set forth in Section 5.1(a)(ii)-(iii), and any replacement director of any class elected to fill a vacancy resulting from resignation of a director of such class shall hold office for a term that shall coincide with the remaining term of that class.

(d)                                 Removal of Directors.  Any non-Independent Director may be removed at any time, either for or without cause, upon the affirmative vote of a majority in interest of the Holders of the shares of Voting Preferred Stock entitled to vote for the election of such director.  Any Independent Director may be removed only for cause, upon the affirmative vote of a majority in interest of the Holders of the shares of Voting Preferred Stock entitled to vote for the election of such director; provided, that failure to continue to meet the independence requirements set forth in the definition of “Independent Director” in Article Twelve shall be deemed to establish cause for removal.  The process for designating a replacement to fill any vacancy caused by a removal shall be governed by the provisions set forth in Section 5.1(a)(ii)-(iii), and any replacement director of any class elected to fill a vacancy resulting from removal of a director of such class shall hold office for a term that shall coincide with the remaining term of that class.

(e)                                  Liability.  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended after the filing of this Certificate of

Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification.

(f)                                    Budget Approval.  The affirmative vote of two thirds of the members of the Board shall be required to approve and adopt the Annual Operating Budget of the Corporation.

8.2                                 Indemnification

(a)                                  Indemnification of Directors and Officers.

(i)                                     The Corporation shall indemnify and hold harmless to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said DGCL permitted the Corporation to provide prior to such amendment) any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any actual, threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he/she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), liabilities or losses, including judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by him/her in connection with such claim, action, suit, proceeding or investigation if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. The termination of any claim, action, suit, proceeding or investigation by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was unlawful.

(ii)                                  The Corporation shall indemnify and hold harmless to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said DGCL permitted the Corporation to provide prior to such amendment) any person who was or is a party or is threatened to be made a party to any actual, threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he/she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys’ fees) actually and reasonably incurred by him/her in connection with the defense or settlement of such action or suit, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(iii)                               To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit, proceeding or investigation referred to in subparagraphs (i) and (ii) of this Section 8.2(a), or in defense of any claim, issue or matter therein, he/she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him/her in connection therewith.

(iv)                              Any indemnification under subparagraphs (i) and (ii) of this Section 8.2(a) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he/she has met the applicable standard of conduct set forth in subparagraphs (i) and (ii) of this Section 8.2(a). Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such claim, action, suit, proceeding or investigation, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by Holders of Series A Voting Preferred Stock and Series B Voting Preferred Stock.

(v)                                 No amendment, modification or repeal of this Section 8.2 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, modification or repeal.  No amendment, modification or repeal shall adversely affect any right or protection existing at the time of such amendment, modification or repeal of any director or officer of the Corporation.

(b)                                 Advancement of Expenses.  Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative claim, action, suit, proceeding or investigation shall be paid by the Corporation in advance of the final disposition of such claim, action, suit, proceeding or investigation upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by final judicial decision from which there is no right to appeal that he/she is not entitled to be indemnified by the Corporation as authorized in this Section 8.2.  Such expenses (including attorney’s fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

(c)                                  Non-Exclusivity of Rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Section 8.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office.

(d)                                 Insurance.  The Board may authorize, by a vote of a majority of a quorum of the Board, the Corporation to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not the Corporation would have the power to indemnify him/her against such expense, liability or loss under the provisions of the DGCL or this Section 8.2.

(e)                                  Merger; Consolidation.  For the purposes of this Section 8.2, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 8.2 with respect to the resulting or surviving corporation as he/she would have with respect to such constituent corporation if its separate existence had continued.

(f)                                    References.  For purposes of this Section 8.2, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he/she reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 8.2.

(g)                                 Continuation of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.2 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(h)                                 Indemnification of Employees and Agents.  The Corporation may, at its option, indemnify and hold harmless to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said DGCL permitted the Corporation to provide prior to such amendment) any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any actual, threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), liabilities or losses, including judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by him/her in connection with such claim, action, suit, proceeding or investigation, to the extent permitted by Section 145 of the DGCL.

8.3                                 Committees.  Except as may otherwise be required by applicable law:

(a)                                  Audit Committee.  The Board shall have an audit committee (the “Audit Committee”) consisting of three directors, including two Independent Directors and one Series B Director (who need not be an Independent Director), provided that, if applicable law requires that the Audit Committee be comprised only of independent directors, the Audit Committee shall consist of two Independent Directors.  The powers and functions of the Audit Committee shall be as set forth in the Audit Committee’s charter to be adopted by the Board.

(b)                                 Compensation Committee.  The Board shall have a compensation committee (the “Compensation Committee”), consisting of three directors, including two Independent Directors and one Series B Director (who need not be an Independent Director).  The powers and functions of the Compensation

Committee shall be as set forth in the Compensation Committee’s charter to be adopted by the Board.

(c)                                  Governance Committee.  The Board shall have a governance committee (the “Governance Committee”), consisting of three directors, including: (i) two Independent Directors, one of whom shall be elected by the Series A Directors serving on the Board at the time of such election and the other shall be elected by the Series B Directors serving on the Board at the time of such election, and (ii) one Series B Director (who need not be an Independent Director), who shall be elected by the Series B Directors serving on the Board at the time of such election.  Except as provided in subparagraph (d) below, the powers and functions of the Governance Committee shall be as set forth in the Governance Committee’s charter to be adopted by the Board.

(d)                                 Change in Charter and Function of Governance Committee.  Following the occurrence of a Material Credit Default and delivery by a majority in interest of the Holders of the Series B Voting Preferred Stock to the Corporation of a notice setting forth an election to cause to be effective the provisions of this subparagraph (d), the Governance Committee’s functions and charter shall be expanded to include all the functions that may be delegated to an executive committee of a Delaware corporation and the Board shall not thereafter take any actions to narrow, limit or curtail such expanded functions.  Following the delivery of such an election notice, a representative of the Holders of the Series A Voting Preferred Stock shall be entitled to attend all meetings of the Governance Committee and shall be provided with the same notice of such meetings and the same financial and other information that is provided to members of such Committee in connection with such meetings; provided that (i) such representative shall have no rights to participate in such meetings, and (ii) such representative may be excluded from any meeting at which, in the judgment of a majority of the members of such Committee, there will be discussed matters that pose a conflict of interest with respect to such representative.

(e)                                  Additional Committees.  The Board may, by resolution approved by not fewer than seven directors (or eight directors if the number of directors constituting the Board has been increased to ten pursuant to Section 8.1(a)), designate one or more additional committees.

ARTICLE NINE

AMENDMENTS

The affirmative vote of at least seven directors of the Board (or eight directors if the number of directors constituting the Board has been increased to ten pursuant to Section 8.1(a)) shall be required to amend, alter, change or repeal this Certificate of Incorporation, the By-laws of the Corporation or the charter of any committee of the Board, or to adopt any provision as part of this Certificate of Incorporation, the By-laws of the Corporation or the charter of any committee of the Board.

ARTICLE TEN

CORPORATE GOVERNANCE

10.1                           Additional Powers.  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and its directors and stockholders:

(a)                                  Elections of directors need not be by written ballot unless the By-laws of the Corporation so provide.

(b)                                 Special meetings of stockholders may be called by the Board, the Chairman of the Board, the CEO, a majority in interest of the Holders of Series A Voting Preferred Stock or a majority in interest of the Holders of Series B Voting Preferred Stock, and may not be called by any other Person.

10.2                           Actions Requiring Consent of Holders of Series B Voting Preferred Stock.  Except as otherwise expressly required by the DGCL, the Corporation may not and may not cause or permit any of its Subsidiaries to take any of the following actions without the consent of a majority in interest of the Holders of the Series B Voting Preferred Stock:

(a)                                  effecting any material change in its or their business;

(b)                                 amending or otherwise changing its or their governing documents, including its Certificate of Incorporation or By-laws;

(c)                                  except as provided in Section 8.1(a), changing the composition of the Board or the composition of committees of the Board, including, but not limited to, size, allocation of seats, and independence requirements, or the entity form or tax classification of the Partnership or any Corporation Subsidiary;

(d)                                 undertaking any transaction with a related party, including, but not limited to, approving management compensation plans; provided, however, that such consent will not be required for (i) awards of Series E Non-Voting Common Stock or Series F Non-Voting Common Stock, (ii) transactions expressly authorized by and consummated in conformity with all the provisions of Section 4 of the Securityholders Agreement, (iii) payments contemplated under the Employment Agreements or (iv) awards of the management bonus pool authorized by and made in conformity with Section 9 of the Securityholders Agreement.

(e)                                  changing its or their public accountants;

(f)                                    liquidating, dissolving, filing a petition in bankruptcy or entering into an arrangement for the benefit of creditors;

(g)                                 incurring any material indebtedness other than (x) borrowings in the ordinary course of business and in an aggregate amount not to exceed $10,000,000 in any calendar year and (y) borrowings in the ordinary course of business for cash management purposes under revolving credit facilities in amounts not to exceed, in any one borrowing or group of related borrowings, $50,000,000 provided, that in any such case (1) in the case of a borrowing or group of related borrowings that do not exceed $20,000,000, the Company shall have given actual notice thereof to a Series B Director prior to the such borrowing or the first of such related borrowings and (2) in the case of a borrowing or group of related borrowings that exceed $20,000,000, the Company shall have given actual notice thereof to a Series B Director at least 48 hours prior to the delivery of a borrowing request with respect to such borrowing or the first of such related borrowings and no Series B Director shall within 48 hours of receipt of such notice have delivered to the Company a written objection to such borrowing;

(h)                                 effecting any material amendment of any agreement governing material indebtedness, or issuing any equity, preferred stock, convertible debt, options or warrants or authorizing the sale of additional Partnership Interests (as defined in the Partnership Agreement) (other than awards of Series F Non-Voting Common Stock and the issuance of stock in respect of deferred stock awards previously issued as of the date hereof), or calling for capital contributions by the Partnership;

(i)                                     effecting any acquisition, disposition or exchange of material assets or equity interests, including equity interests of any Subsidiary, sale or merger of the Corporation, initial public offering by the Corporation of common stock or other recapitalization, or other forms of reorganization or entering into any material joint ventures; provided, however, that such consent will not be required for any transactions expressly authorized by and consummated in conformity with all the provisions of Section 4 of the Securityholders Agreement;

(j)                                     declaring or paying any distribution or dividends on, or repurchasing or redeeming, equity interests, provided, that nothing in this Section 10.2(i) shall prevent the Partnership from making or paying any dividend or distribution required to be made or paid pursuant to Section 4.1(a) of the

Partnership Agreement, and provided further, that no such consent shall be required to the extent that the requirement of such consent violates Section 7.10 of the Midwest Credit Agreement;

(k)                                  effecting any amendments, modifications, supplements or other changes to the Partnership Agreement;

(l)                                     commencing a Partnership Split-Up (as defined in the Securityholders Agreement); provided, however, that such consent will not be required for a commencement of such Partnership Split-Up expressly authorized by and consummated in conformity with all the provisions of Section 4 of the Securityholders Agreement;

(m)                               entering into contracts or Strategic Relationships outside the ordinary course of business that are material to the Corporation as a whole;

(n)                                 settling any material claim or lawsuit;

(o)                                 selecting a new general partner for any Corporation Subsidiary or admission of any new partners or members to any Corporation Subsidiary; and

(p)                                 selecting any replacement CEO, President, Chief Operating Officer or Chief Financial Officer of the Corporation.

ARTICLE ELEVEN

SECTION 203 OPT-OUT

The Corporation expressly elects not to be bound or governed by, or otherwise subject to, Section 203 of the DGCL, “Business Combinations With Interested Stockholders”, as from time to time in effect or any successor provision thereto.

ARTICLE TWELVE

DEFINITIONS

As used herein, the following terms have the meanings set forth below:

“Annual Operating Budget” means the annual operating budget of the Corporation proposed by Management for a given year beginning in fiscal 2006.

“Employment Agreements” means those certain employment agreements between the Corporation and each of Michael S. Willner, Dinni Jain and John Abbott, and any

replacement agreements duly authorized and entered into by the Corporation and each of the foregoing Persons.

“Equity Securities” means the Common Stock and the Preferred Stock and any other common stock or preferred stock of the Corporation.

“Holder” means the Person in whose name any Equity Securities are registered in the books and records of the Corporation.

“Independent Director” means a director (x) who a majority of the Independent Directors determines has no material relationship with the Corporation and has no current or prior relationship with Management, the Corporation or Holders of Series A Voting Preferred Stock or Series B Voting Preferred Stock that might cause such director to act other than entirely independently with respect to all issues that come before the Board; and (y) who satisfies the independence requirements under Rule 303A.02 of the Listed Company Manual of the New York Stock Exchange; provided, however, that if, at any time, no member of the Board is an Independent Director, an “Independent Director” shall mean a director who the majority of the Board determines satisfies the independence test set forth in (x) and (y) hereof; provided further, that Geraldine B. Laybourne, Amos B. Hostetter, Jr. and Stephen G. Gray shall be deemed to be Independent Directors as of December 16, 2005; and provided further, that no Independent Director shall be permitted to participate in a vote to determine whether his or her replacement director satisfies the independence test set forth in (x) and (y) hereof.

“Management” means the CEO, the Chief Operating Officer, the Chief Financial Officer, the General Counsel and Secretary and any other executive officers or the Corporation.

“Material Credit Default” means (i) any default under any of Section 7.12, 7.13 or 7.14 of the Midwest Credit Agreement as in effect on the date hereof and regardless of whether such credit agreement has been terminated, replaced or amended, or (ii) any payment default under any debt instrument at the Corporation or Subsidiary levels (subject to a cure period equal to the lesser of three days or the applicable cure period contained in such debt instrument).  The foregoing notwithstanding, if the Corporation is required to consummate a transaction pursuant to Section 4 of the Securityholders Agreement and the consummation of such transaction causes an immediate Material Credit Default, such event shall not be deemed to be a Material Credit Default.

“Midwest Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 26, 2003, by and among Insight Midwest Holdings, LLC, the lenders party thereto and The Bank of New York, as agent.

“Partnership” means Insight Midwest, L.P., a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of January 5, 2001, as amended.

“Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company or unincorporated entity.

“Securityholders Agreement” means the Securityholders Agreement, dated as of December 16, 2005, by and among Carlyle Partners III Telecommunications, L.P., Carlyle Partners IV Telecommunications, L.P., CP III Coinvestment, L.P., CP IV Coinvestment, L.P., each a Delaware limited partnership, the Corporation, those individuals identified as “Continuing Investor Securityholders” on the signature pages thereof, Continuing Investor Holding Company, LLC, a Delaware limited liability company, PH Investments, LLC, a Delaware limited liability company, and each other Person who subsequently becomes a party thereto, as amended.

“Strategic Relationships” means any material strategic relationship or alliance in which the Corporation agrees to share profits, pay royalties, or grant exclusive rights of any nature to any material assets of the Corporation to any third party.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having, by their terms, ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.  Without limiting any of the foregoing, Subsidiaries of the Corporation shall be deemed to include the Partnership and its Subsidiaries.